Exhibit 99.1

 Ultralife Batteries, Inc. Awarded BA-5347 Military Battery Contract;
            Five-Year Contract Valued at up to $15 Million

    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 22, 2005--Ultralife Batteries, Inc. (NASDAQ:ULBI) has been awarded a five-year production contract by the U.S. Defense Department, which could reach a maximum value of $15 million, to provide its BA-5347/U non-rechargeable lithium-manganese dioxide batteries to the U.S. Military. The contract value represents 60 percent of a small business set-aside award. The company expects to complete the qualification process before the end of 2005 after which it will begin production shipments.
    John D. Kavazanjian, Ultralife's president and chief executive officer, said, "Following our recent award of the Next Gen II, Phase IV rectangular battery contract, this five-year contract solidifies Ultralife's position as the leader in the manufacture and supply of lithium-manganese dioxide batteries to the U.S. Military."
    The BA-5347/U is an 11 ampere-hour, 6-volt battery used to power the widely used AN/PAS-13 Thermal Weapon sight.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Note to editors: Photos for the battery and application mentioned in this release, and other Ultralife military batteries, are available at: http://www.ultralifebatteries.com/milphoto.asp.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Company Contact:
             Ultralife Batteries, Inc.
             Peter Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com